SEACOAST REPORTS FIRST QUARTER 2022 RESULTS
Disciplined Loan Growth, Strong Deposit Growth, and Rising Net Interest Margin Highlight Q1 Results
Well-Positioned Balance Sheet with Strong Capital and Liquidity

STUART, Fla., April 28, 2022 /GLOBE NEWSWIRE/ -- Seacoast Banking Corporation of Florida ("Seacoast" or the "Company") (NASDAQ: SBCF) today reported net income in the first quarter of 2022 of $20.6 million, or $0.33 per diluted share, which includes merger-related costs and a $5.1 million increase in the provision for credit losses associated with acquisition activity during the quarter. First quarter 2022 results represent a decrease of 43% compared to the fourth quarter of 2021, and a decrease of 39% compared to the first quarter of 2021. Adjusted net income1 for the first quarter of 2022 was $27.1 million, or $0.44 per diluted share, which includes the $5.1 million increase in the provision for credit losses associated with acquisition activity. First quarter 2022 adjusted results represent a decrease of 27% compared to the fourth quarter of 2021, and a decrease of 24% compared to the first quarter of 2021. At March 31, 2022, the ratio of tangible common equity to tangible assets was 9.89%, and tangible book value per share was $17.12. A decline in the value of the available for sale securities portfolio driven by rising interest rates during the period impacted the ratio of tangible common equity to tangible assets by 56 basis points and impacted tangible book value per share by $1.07.
For the first quarter of 2022, return on average tangible assets was 0.85%, return on average tangible shareholders' equity was 8.02%, and the efficiency ratio was 62.33%, compared to 1.51%, 14.29%, and 53.70%, respectively, in the prior quarter, and 1.70%, 15.62%, and 53.21%, respectively, in the prior year quarter. Adjusted return on average tangible assets1 in the first quarter of 2022 was 1.06%, adjusted return on average tangible shareholders' equity1 was 10.01%, and the adjusted efficiency ratio1 was 54.86%, compared to 1.49%, 14.11%, and 53.43%, respectively, in the prior quarter, and 1.75%, 16.01%, and 51.99%, respectively, in the prior year quarter.
Charles M. Shaffer, Seacoast's Chairman and CEO, said, “Seacoast’s investments in high-performing commercial banking talent across Florida drove disciplined organic loan growth this quarter and a material increase in the late-stage pipeline entering the second quarter. With broad expectations for rising rates, we believe that Seacoast’s asset-sensitive balance sheet and ample liquidity position us well for growth and the continued expansion of net interest margin, which increased nine basis points during the first quarter of 2022, and rose 14 basis points excluding the effects of PPP and accretion on acquired loans.”
“In the first quarter of 2022, we established a new market presence in Naples, Sarasota, and Jacksonville, and announced the proposed acquisition of Apollo Bancshares, Inc., bringing us five locations in Miami-Dade County. We believe that this expansion into some of the best banking markets in the United States will lead to strong franchise value creation in the coming years,” Shaffer added.
Acquisitions Update
On January 3, 2022, the Company completed the acquisitions of Sabal Palm Bancorp, Inc. (“Sabal Palm”) in Sarasota, and Business Bank of Florida Corp. (“BBFC”) in Brevard County, which added a combined $367.9 million in loans, $562.3 million in deposits, and a $5.1 million provision for credit losses at acquisition. Consolidation activities for BBFC, including system conversion, are substantially complete. System conversion for Sabal Palm is planned early in the second quarter of 2022.
On March 29, 2022, the Company announced its proposed acquisition of Apollo Bancshares, Inc. (“Apollo”). The transaction, which is expected to close early in the fourth quarter of 2022, will expand the Company’s presence in Miami-Dade County, which is part of the Miami-Fort Lauderdale-Pompano Beach MSA, Florida’s largest MSA and the 8th largest in the nation. Apollo operates five branches across Miami-Dade County with deposits of approximately $947 million and loans of $705 million as of March 31, 2022.

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Financial Results
Income Statement
•Net income was $20.6 million, or $0.33 per diluted share for the first quarter of 2022, which includes $6.7 million in merger-related costs associated with acquisition activity during the quarter, and a $5.1 million increase in the provision for credit losses associated with onboarding Sabal Palm and BBFC. This compares to net income of $36.3 million, or $0.62, for the prior quarter, and $33.7 million, or $0.60, for the prior year quarter. Adjusted net income1 for the first quarter of 2022 was $27.1 million, or $0.44 per diluted share, which includes the $5.1 million increase in the provision for credit losses associated with onboarding Sabal Palm and BBFC. This compares to $36.9 million, or $0.62, for the prior quarter, and $35.5 million, or $0.63, for the prior year quarter. In the first quarter of 2022, loan growth including bank acquisitions resulted in a provision for credit losses of $6.6 million, compared to a reversal of provision of $3.9 million in the fourth quarter of 2021 and a reversal of provision of $5.7 million in the first quarter of 2021. Excluded from adjusted net income are $6.7 million in merger-related expenses in the first quarter of 2022, compared to $0.5 million in the fourth quarter of 2021 and $0.6 million in the first quarter of 2021.
•Net revenues were $91.9 million in the first quarter of 2022, an increase of $0.9 million, or 1%, compared to the prior quarter, and an increase of $7.6 million, or 9%, compared to the prior year quarter. Adjusted revenues1 were $92.3 million in the first quarter of 2022, an increase of $1.7 million, or 2%, compared to the prior quarter, and an increase of $8.0 million, or 9%, compared to the prior year quarter.
•Net interest income totaled $76.5 million in the first quarter of 2022, an increase of $4.2 million, or 6%, from the fourth quarter of 2021, and an increase of $9.9 million, or 15%, compared to the first quarter of 2021. Increases relating to higher balances and higher yields on securities and loans were partially offset by declines in PPP interest and fees, while interest expense remained flat.
•Net interest margin increased to 3.25% in the first quarter of 2022 compared to 3.16% in the fourth quarter of 2021, the result of higher yields on non-PPP loans and on securities. Excluding the effect of PPP and accretion on acquired loans, net interest margin increased 14 basis points to 3.05% in the first quarter of 2022 from 2.91% in the fourth quarter of 2021. Securities yields increased 11 basis points to 1.68%, reflecting the impact of the addition of higher yielding securities during the quarter. Non-PPP loan yields increased six basis points to 4.24%. The effect on net interest margin of accretion of purchase discounts on acquired loans in the first quarter of 2022 was an increase of 15 basis points, consistent with the prior quarter. The effect on net interest margin of interest and fees on PPP loans was an increase of five basis points in the first quarter of 2022 compared to an increase of ten basis points in the prior quarter. The cost of deposits remained at only six basis points for the first quarter of 2022. The margin benefited from the Company’s asset sensitivity, combined with disciplined growth across the balance sheet.
•Noninterest income totaled $15.4 million in the first quarter of 2022, a decrease of $3.3 million, or 18%, compared to the prior quarter, and a decrease of $2.3 million, or 13%, compared to the prior year quarter. The decrease from the prior quarter primarily reflects a decrease of $3.4 million in income on SBIC investments, which is expected to vary amongst periods. In addition, the sale of a website domain name resulted in a gain of $0.8 million, benefiting results in the fourth quarter of 2021. Results for the first quarter of 2022 included the following:
•Wealth management income was $2.7 million in the first quarter of 2022, an increase of $0.3 million compared to the prior quarter, reflecting continued success in winning new relationships.
•Mortgage banking fees were $1.7 million, compared to $2.0 million in the prior quarter, the result of lower saleable production due to low housing inventory and slowing refinance demand.
•Other income decreased by $3.4 million in the first quarter of 2022, reflecting lower income on SBIC investments and a gain in the fourth quarter of 2021 on the sale of a website domain name, partially offset by higher loan-swap related income.
•The Company recognized $0.5 million in securities losses in the first quarter of 2022 compared to $0.4 million in the fourth quarter of 2021.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•The provision for credit losses was $6.6 million in the first quarter of 2022, compared to a net benefit of $3.9 million in the prior quarter. The increase during the quarter included $5.1 million in provisioning for loans acquired in the Sabal Palm and BBFC transactions.
•Noninterest expense was $58.9 million in the first quarter of 2022, an increase of $8.7 million, or 17%, compared to the prior quarter, and an increase of $12.8 million, or 28%, compared to the prior year quarter. The first quarter of 2022 included $6.7 million in merger-related expenses. Changes from the fourth quarter of 2021 included the following:
•Salaries and wages increased $3.2 million to $28.2 million, which included $3.0 million in merger-related expenses associated with the BBFC and Sabal Palm acquisitions.
•Employee benefits increased by $0.7 million to $5.5 million, reflecting higher seasonal payroll taxes and 401(k) contributions.
•Outsourced data processing costs increased by $1.0 million to $6.2 million, which included $0.6 million in merger-related expenses and costs associated with the launch of the Company’s upgraded online and mobile banking platform, which was completed during the first quarter of 2022.
•Legal and professional fees increased by $2.3 million to $4.8 million, which included $2.5 million in merger-related expenses, compared to $0.4 million in the fourth quarter of 2021.
•Seacoast recorded $5.8 million of income tax expense in the first quarter of 2022, compared to $8.3 million in the prior quarter and $10.2 million in the first quarter of 2021. Changes to the Florida corporate income tax rate resulted in benefits of $1.5 million in the fourth quarter of 2021. Tax benefits related to stock-based compensation totaled $0.5 million in the first quarter of 2022, $0.6 million in the fourth quarter of 2021, and were nominal in the first quarter of 2021.
•The ratio of net adjusted noninterest expense1 to average tangible assets was 1.99% in the first quarter of 2022, compared to 1.96% in the prior quarter and 2.16% in the first quarter of 2021.
•The efficiency ratio was 62.33% in the first quarter of 2022, compared to 53.70% in the prior quarter and 53.21% in the prior year quarter. The increase in the first quarter of 2022 primarily reflects the impact of merger-related expenses. The adjusted efficiency ratio1 was 54.86% in the first quarter of 2022, compared to 53.43% in the prior quarter and 51.99% in the prior year quarter.

Balance Sheet
•At March 31, 2022, the Company had total assets of $10.9 billion and total shareholders' equity of $1.4 billion. Book value per share was $22.15 on March 31, 2022, compared to $22.40 on December 31, 2021, and $20.89 on March 31, 2021. Tangible book value per share totaled $17.12 on March 31, 2022 compared to $17.84 on December 31, 2021 and $16.62 on March 31, 2021. A decline in the value of the available for sale securities portfolio driven by rising interest rates during the period impacted tangible book value per share by $1.07.
•Debt securities totaled $2.5 billion on March 31, 2022, an increase of $170.7 million, or 7%, compared to December 31, 2021. Purchases during the first quarter of 2022 totaled $379.3 million, consisting primarily of agency-issued securities. The Company continues to take a prudent and disciplined approach to reinvesting liquidity.
•Loans totaled $6.5 billion on March 31, 2022, an increase of $526.2 million, or 9%, compared to December 31, 2021. Changes during the first quarter of 2022 include $367.9 million added through bank acquisitions, and the purchase of a $111.3 million residential loan pool. Removing the impact of loans added through acquisitions, the purchased pool during the quarter and PPP loans, loans outstanding grew 7% on an annualized basis. The company continues to exercise a disciplined approach to loan growth, carefully underwriting loans to strict underwriting guidelines.
•Loan originations were $678.7 million in the first quarter of 2022, an increase of 13% compared to $599.9 million in the fourth quarter of 2021.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

•Commercial originations were $373.0 million during the first quarter of 2022, compared to $408.9 million in the fourth quarter of 2021, and $204.3 million in the first quarter of 2021. Despite a seasonally slower quarter, commercial originations remained strong and pipelines continued to build during the quarter.
•Consumer originations in the first quarter of 2022 increased to $79.0 million from $72.6 million in the fourth quarter of 2021 and from $46.7 million in the first quarter of 2021.
•Residential loans originated for sale in the secondary market totaled $51.2 million in the first quarter of 2022, compared to $69.2 million in the fourth quarter of 2021 and $138.3 million in the first quarter of 2021. Limited housing inventory and slowing refinance activity contributed to lower production.
•Closed residential loans retained in the portfolio totaled $175.5 million in the first quarter of 2022, compared to $49.1 million in the fourth quarter of 2021, and $46.6 million in the first quarter of 2021. The first quarter of 2022 included the purchase of a $111.3 million high-quality wholesale residential home mortgage loan pool from a seller well known to Seacoast.
•Pipelines (loans in underwriting and approval or approved and not yet closed) totaled $794.9 million on March 31, 2022, an increase of 64% from December 31, 2021 and an increase of 83% from March 31, 2021.
•Commercial pipelines were $619.5 million as of March 31, 2022, an increase of 56% from $397.8 million at December 31, 2021, and an increase of 157% from $240.9 million at March 31, 2021. The increase in pipeline reflects the addition of well-established commercial bankers and expansion into new markets across the state. The addition of experienced commercial bankers over the last 12 months is generating disciplined growth in full relationships, including credit facilities, deposit relationships, and wealth opportunities.
•Consumer pipelines were $61.6 million as of March 31, 2022, compared to $29.7 million at December 31, 2021, and $28.1 million at March 31, 2021. The increase is primarily the result of consumer lending teams that joined in late 2021.
•Residential saleable pipelines were $25.7 million as of March 31, 2022, compared to $30.1 million at December 31, 2021, and $92.1 million at March 31, 2021. Retained residential pipelines were $88.0 million as of March 31, 2022, compared to $25.6 million at December 31, 2021, and $72.4 million at March 31, 2021.
•Total deposits were $9.2 billion as of March 31, 2022, an increase of $1.2 billion, or 15%, compared to December 31, 2021, and an increase of $1.9 billion, or 25%, compared to March 31, 2021.
•The acquisitions of BBFC and Sabal Palm resulted in additions of $562.3 million in total deposits during the first quarter of 2022. Removing the impact of acquisitions and wholesale activity, deposits increased 25% on an annualized basis.
•Transaction account balances, excluding those acquired from BBFC and Sabal Palm, increased $498 million, or 10%, quarter-over-quarter, and at March 31, 2022, total transaction account balances represent 62% of overall deposit funding.
•The Company manages excess liquidity on the balance sheet through participation in programs with third-party deposit networks. Through these programs, the Company can offer its customers access to FDIC insurance on large balances with attractive terms, and the Company can retain or sell, on an overnight basis, the underlying deposits. At March 31, 2022, the Company had sold, on an overnight basis, $231 million in deposits compared to $228 million at December 31, 2021, and $99 million at March 31, 2021. These deposits are not included in the consolidated balance sheet.
•The overall cost of deposits remained flat quarter over quarter at six basis points.
•As of March 31, 2022, deposits per banking center were $163.4 million, compared to $153.6 million at December 31, 2021.

1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

Asset Quality
•Credit metrics remain strong with charge-offs, nonaccruals, and criticized assets at historically low levels.
•Nonperforming loans decreased by $4.4 million to $26.2 million at March 31, 2022. Nonperforming loans to total loans outstanding were 0.41% at March 31, 2022, 0.52% at December 31, 2021, and 0.62% at March 31, 2021.
•Nonperforming assets to total assets were 0.35% at March 31, 2022, 0.46% at December 31, 2021, and 0.58% at March 31, 2021.
•The ratio of allowance for credit losses to total loans was 1.39% at March 31, 2022, 1.41% at December 31, 2021, and 1.53% at March 31, 2021. Excluding PPP loans, the ratio of allowance for credit losses to total loans at March 31, 2022 was 1.40%, compared to 1.43% at December 31, 2021 and 1.71% at March 31, 2021.
•Net charge-offs were $0.1 million, or less than 0.01%, for the first quarter of 2022 compared to $0.6 million, or 0.04%, of average loans in the fourth quarter of 2021 and $0.4 million, or 0.03%, of average loans in the first quarter of 2021. Net charge-offs for the four most recent quarters averaged 0.05%.
•Portfolio diversification, in terms of asset mix, industry, and loan type, has been a critical element of the Company's lending strategy. Exposure across industries and collateral types is broadly distributed. Seacoast's average commercial loan size is $524,000, reflecting an ability to maintain granularity within the overall loan portfolio.
•Construction and land development and commercial real estate loans remain well below regulatory guidance at 22% and 189% of total bank-level risk-based capital, respectively, compared to 21% and 177% respectively, at December 31, 2021. On a consolidated basis, construction and land development and commercial real estate loans represent 20% and 172%, respectively, of total consolidated risk-based capital.
Capital and Liquidity
•The Company continues to operate with a fortress balance sheet, with a tier 1 capital ratio at March 31, 2022, of 16.8% compared to 17.4% at December 31, 2021, and 18.1% at March 31, 2021. The total capital ratio was 17.7% and the tier 1 leverage ratio was 11.7% at March 31, 2022.
•Cash and cash equivalents at March 31, 2022 totaled $1.2 billion, an increase of $484.8 million, or 66%, from December 31, 2021, reflecting the impact of deposit growth in the first quarter of 2022 and of strategic liquidity management activities.
•Tangible common equity to tangible assets was 9.89% at March 31, 2022, compared to 11.09% at December 31, 2021, and 10.71% at March 31, 2021. Declines in the value of available for sale securities due to rising interest rates in the first quarter of 2022 negatively impacted equity by $66.0 million.

•At March 31, 2022, the Company had available unsecured lines of credit of $165.0 million and lines of credit under lendable collateral value of $2.3 billion. Additionally, $2.0 billion of debt securities and $684.3 million of residential and commercial real estate loans are available as collateral for potential borrowings.
1Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and for a reconciliation to GAAP.

FINANCIAL HIGHLIGHTS
(Amounts in thousands except per share data)	(Unaudited)
	Quarterly Trends

	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21
Selected Balance Sheet Data:
Total Assets	$10,904,817	$9,681,433	$9,893,498	$9,316,833	$8,811,820
Gross Loans	6,451,217	5,925,029	5,905,884	5,437,049	5,661,492
Total Deposits	9,243,768	8,067,589	8,334,172	7,836,436	7,385,749

Performance Measures:
Net Income	$20,588	$36,330	$22,944	$31,410	$33,719
Net Interest Margin	3.25%	3.16%	3.22%	3.23%	3.51%
Average Diluted Shares Outstanding	61,704	59,016	57,645	55,901	55,992
Diluted Earnings Per Share (EPS)	$0.33	$0.62	$0.40	$0.56	$0.60
Return on (annualized):
Average Assets (ROA)	0.79%	1.43%	0.93%	1.40%	1.61%
Average Tangible Assets (ROTA)[2]	0.85	1.51	1.00	1.48	1.70
Average Tangible Common Equity (ROTCE)[2]	8.02	14.29	9.56	13.88	15.62
Tangible Common Equity to Tangible Assets[2]	9.89	11.09	10.62	10.43	10.71
Tangible Book Value Per Share[2]	$17.12	$17.84	$17.52	$17.08	$16.62
Efficiency Ratio	62.33%	53.70%	59.55%	54.93%	53.21%

Adjusted Operating Measures[1]:
Adjusted Net Income	$27,056	$36,854	$29,350	$33,251	$35,497
Adjusted Diluted EPS	0.44	0.62	0.51	0.59	0.63
Adjusted ROTA[2]	1.06%	1.49%	1.23%	1.52%	1.75%
Adjusted ROTCE[2]	10.01	14.11	11.72	14.27	16.01
Adjusted Efficiency Ratio	54.86	53.43	51.50	53.49	51.99
Net Adjusted Noninterest Expense as a Percent of Average Tangible Assets[2]	1.99	1.96	1.95	1.98	2.16

Other Data:
Market capitalization[3]	$2,144,586	$2,070,465	$1,972,784	$1,893,141	$2,003,866
Full-time equivalent employees	1,066	989	995	946	953
Number of ATMs	79	75	72	75	75
Full-service banking offices	58	54	52	48	48
[1]Non-GAAP measure, see “Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[3]Common shares outstanding multiplied by closing bid price on last day of each period.

First Quarter 2022 Strategic Highlights
Capitalizing on Seacoast’s Commitment to Digital Transformation
•Seacoast successfully launched an upgraded online and mobile banking platform in February 2022 that unifies the user experience, offering new functionality and consistent features across all devices. New features include Zelle®, account aggregation, reporting tools and more. The enhanced digital banking experience for both consumers and businesses complements exceptional branch, ATM, and telephone banking services to deliver a competitive value proposition.

Driving Sustainable Growth and Expanding our Footprint
•Seacoast’s balanced growth strategy includes organic growth initiatives across the state. Seacoast expanded its footprint in Naples/Southwest Florida and Jacksonville/Northeast Florida with key additions to its commercial banking leadership and teams. In the first quarter of 2022, Seacoast added 14 experienced bankers in the state’s most dynamic and fastest growing markets and expects to continue to invest in well-established seasoned bankers over the remainder of the year.
•With a focus on leading sustainable growth while maintaining Seacoast’s commitment to disciplined underwriting standards, James Stallings joined Seacoast as executive vice president and chief credit officer. Stallings’ career includes over two decades with BB&T where, as a senior credit executive, he oversaw a large team of credit officers and a $60 billion portfolio. In addition, he has held a diverse set of roles, including overseeing credit for the commercial community bank, corporate C&I, and specialty finance.

Scaling and Evolving Our Culture
•A strong history of value-creating acquisitions continues to benefit shareholders and provide new opportunities for associates. The Seacoast team grew during the first quarter of 2022 with the addition of experienced bankers and the merging of the teams from Sabal Palm Bank and Florida Business Bank. The combined scale and talent further supports our sustainable, profitable growth.
•Seacoast was recognized by the Human Rights Foundation for earning a perfect score of 100 for workplace equality on the 2022 Corporate Equality Index. This is the third consecutive year Seacoast has earned such recognition for its employment practices.

OTHER INFORMATION
Conference Call Information
Seacoast will host a conference call on April 29, 2022 at 10:00 a.m. (Eastern Time) to discuss the first quarter 2022 earnings results and business trends. Investors may call in (toll-free) by dialing (866) 374-5140 (passcode: 9139 5012; host: Charles Shaffer). Charts will be used during the conference call and may be accessed at Seacoast's website at www.SeacoastBanking.com     by selecting "Presentations" under the heading "News/Events." A replay of the call will be available for one month, beginning late afternoon on April 29, 2022, and can be accessed via a link at www.SeacoastBanking.com under the heading “Corporate Information,” using the passcode EV00133935.

Alternatively, individuals may listen to the live webcast of the presentation by visiting Seacoast's website at www.SeacoastBanking.com. The link is located under the heading “Corporate Information.” Beginning late afternoon on April 29, 2022, an archived version of the webcast can be accessed from this same subsection of the website. The archived webcast will be available for one year.

About Seacoast Banking Corporation of Florida (NASDAQ: SBCF)
Seacoast Banking Corporation of Florida (NASDAQ: SBCF) is one of the largest community banks headquartered in Florida with approximately $10.9 billion in assets and $9.2 billion in deposits as of March 31, 2022. Seacoast provides integrated financial services including commercial and consumer banking, wealth management, and mortgage services to customers at over 50 full-service branches across Florida, and through advanced mobile and online banking solutions. Seacoast National Bank is the wholly-owned subsidiary bank of Seacoast Banking Corporation of Florida. For more information about Seacoast, visit www.SeacoastBanking.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning, and protections, of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, cost savings, enhanced revenues, economic and seasonal conditions in the Company’s markets, and improvements to reported earnings that may be realized from cost controls, tax law changes, new initiatives and for integration of banks that the Company has acquired, or expects to acquire, including Apollo Bancshares, Inc., as well as statements with respect to Seacoast's objectives, strategic plans, expectations and intentions and other statements that are not historical facts, any of which may be impacted by the COVID-19 pandemic and any variants thereof and related effects on the U.S. economy. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates and intentions about future performance and involve known and unknown risks, uncertainties and other factors, which may be beyond the Company’s control, and which may cause the actual results, performance or achievements of Seacoast to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect the Company to update any forward-looking statements.

All statements other than statements of historical fact could be forward-looking statements. You can identify these forward-looking statements through the use of words such as "may", "will", "anticipate", "assume", "should", "support", "indicate", "would", "believe", "contemplate", "expect", "estimate", "continue", "further", "plan", "point to", "project", "could", "intend", "target" or other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation: the effects of future economic and market conditions, including seasonality; the adverse impact of COVID-19 (economic and otherwise) on the Company and its customers, counterparties, employees, and third-party service providers, and the adverse impacts to our business, financial position, results of operations and prospects; government or regulatory responses to the COVID-19 pandemic; governmental monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve, as well as legislative, tax and regulatory changes, including those that impact the money supply and inflation; changes in accounting policies, rules and practices, including the impact of the adoption of the current expected credit losses (“CECL”) methodology; the risks of changes in interest rates on the level and composition of deposits, loan demand, liquidity and the values of loan collateral, securities, and interest rate sensitive assets and liabilities; interest rate risks, sensitivities and the shape of the yield curve; uncertainty related to the impact of LIBOR calculations on securities, loans and debt; changes in borrower credit risks and payment behaviors including as a result of the financial impact of COVID-19; changes in retail distribution strategies, customer preferences and behavior (including as a result of economic factors); changes in the availability and cost of credit and capital in the financial markets; changes in the prices, values and sales volumes of residential and commercial real estate; our ability to comply with any regulatory requirements; the effects of problems encountered by other financial institutions that adversely affect Seacoast or the banking industry; the Company’s concentration in commercial real estate loans and in real estate collateral in Florida; inaccuracies or other failures from the use of models, including the failure of assumptions and estimates, as well as differences in, and changes to, economic, market and credit conditions; the impact on the valuation of Seacoast’s investments due to market volatility or counterparty payment risk; statutory and regulatory dividend restrictions; increases in regulatory capital requirements for banking organizations generally; the risks of mergers, acquisitions and divestitures, including Seacoast’s ability to continue to identify acquisition targets, successfully acquire and integrate desirable financial institutions and realize expected revenues and revenue synergies; changes in technology or products that may be more difficult, costly, or less effective than anticipated; the Company’s ability to identify and address increased cybersecurity risks, including as a result of employees working remotely; inability of Seacoast’s risk management framework to manage risks associated with the Company’s business; dependence on key suppliers or vendors to obtain equipment or services for the business on acceptable terms, including the impact of supply chain disruptions; reduction in or the termination of Seacoast’s ability to use the online- or mobile-based platform that is critical to the Company’s business growth strategy; the effects of war or other conflicts, including the impacts related to or resulting from Russia’s military action in Ukraine, acts of terrorism, natural disasters, health emergencies, epidemics or pandemics, or other catastrophic events that may affect general economic conditions; unexpected outcomes of and the costs associated with, existing or new litigation involving the Company, including as a result of the Company’s participation in the Paycheck Protection Program (“PPP”); Seacoast’s ability to maintain adequate internal controls over financial reporting; potential claims, damages, penalties, fines and reputational damage resulting from pending or future litigation, regulatory proceedings and enforcement actions; the risks that deferred tax assets could be reduced if estimates of future taxable income from the Company’s operations and tax planning strategies are less than currently estimated and sales of capital stock could trigger a reduction in the amount of net operating loss carryforwards that the Company may be able to utilize for income tax purposes; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, non-bank financial technology providers, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company’s market areas and elsewhere, including institutions operating regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; the failure of assumptions underlying the establishment of reserves for possible credit losses.

The risks relating to the proposed Apollo Bancshares, Inc. merger include, without limitation, failure to obtain the approval of shareholders of Apollo Bancshares, Inc. and Apollo Bank in connection with the merger; the timing to consummate the proposed merger; the risk that a condition to the closing of the proposed merger may not be satisfied; the risk that a regulatory approval that may be required for the proposed merger is not obtained or is obtained subject to conditions that are not anticipated; the parties' ability to achieve the synergies and value creation contemplated by the proposed merger; the parties' ability to promptly and effectively integrate the businesses of Seacoast and Apollo Bancshares, Inc., including unexpected transaction costs, the costs of integrating operations, severance, professional fees and other expenses; the diversion of management time on issues related to the merger; the failure to consummate or any delay in consummating the merger for other reasons; changes in laws or regulations; the risks of customer and employee loss and business disruption, including, without limitation, as the result of difficulties in maintaining relationships with employees; increased competitive pressures and solicitations of customers and employees by competitors; and the difficulties and risks inherent with entering new markets.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2021 under "Special Cautionary Notice Regarding Forward-Looking Statements" and "Risk Factors", and otherwise in the Company’s SEC reports and filings. Such reports are available upon request from the Company, or from the Securities and Exchange Commission, including through the SEC's Internet website at www.sec.gov.

FINANCIAL HIGHLIGHTS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends

(Amounts in thousands, except ratios and per share data)	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21

Summary of Earnings
Net income	$20,588	$36,330	$22,944	$31,410	$33,719
Adjusted net income[1]	27,056	36,854	29,350	33,251	35,497
Net interest income[2]	76,639	72,412	71,455	65,933	66,741
Net interest margin[2,3]	3.25%	3.16%	3.22%	3.23%	3.51%

Performance Ratios
Return on average assets-GAAP basis[3]	0.79%	1.43%	0.93%	1.40%	1.61%
Return on average tangible assets-GAAP basis[3,4]	0.85	1.51	1.00	1.48	1.70
Adjusted return on average tangible assets[1,3,4]	1.06	1.49	1.23	1.52	1.75
Net adjusted noninterest expense to average tangible assets[1,3,4]	1.99	1.96	1.95	1.98	2.16

Return on average shareholders' equity-GAAP basis[3]	5.96	11.06	7.29	10.76	12.03
Return on average tangible common equity-GAAP basis[3,4]	8.02	14.29	9.56	13.88	15.62
Adjusted return on average tangible common equity[1,3,4]	10.01	14.11	11.72	14.27	16.01
Efficiency ratio[5]	62.33	53.70	59.55	54.93	53.21
Adjusted efficiency ratio[1]	54.86	53.43	51.50	53.49	51.99
Noninterest income to total revenue (excluding securities gains/losses)	17.14	20.89	21.09	18.94	21.07
Tangible common equity to tangible assets[4]	9.89	11.09	10.62	10.43	10.71
Average loan-to-deposit ratio	71.25	70.29	69.97	74.13	81.39
End of period loan-to-deposit ratio	70.01	73.84	71.46	69.93	77.48

Per Share Data
Net income diluted-GAAP basis	$0.33	$0.62	$0.40	$0.56	$0.60
Net income basic-GAAP basis	0.34	0.62	0.40	0.57	0.61
Adjusted earnings[1]	0.44	0.62	0.51	0.59	0.63

Book value per share common	22.15	22.40	22.12	21.33	20.89
Tangible book value per share	17.12	17.84	17.52	17.08	16.62
Cash dividends declared	0.13	0.13	0.13	0.13	—

[1]Non-GAAP measure - see "Explanation of Certain Unaudited Non-GAAP Financial Measures" for more information and a reconciliation to GAAP.
[2]Calculated on a fully taxable equivalent basis using amortized cost.
[3]These ratios are stated on an annualized basis and are not necessarily indicative of future periods.
[4]The Company defines tangible assets as total assets less intangible assets, and tangible common equity as total shareholders' equity less intangible assets.
[5]Defined as noninterest expense less amortization of intangibles and gains, losses, and expenses on foreclosed properties divided by net operating revenue (net interest income on a fully taxable equivalent basis plus noninterest income excluding securities gains and losses).

CONDENSED CONSOLIDATED STATEMENTS OF INCOME			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends

(Amounts in thousands, except per share data)	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21

Interest on securities:
Taxable	$10,041	$8,574	$7,775	$6,559	$6,298
Nontaxable	140	139	143	147	148
Fees on PPP loans	1,373	3,011	5,218	3,877	5,390
Interest on PPP loans	150	341	699	1,251	1,496
Interest and fees on loans - excluding PPP loans	65,595	61,049	58,507	55,220	55,412
Interest on federal funds sold and other investments	933	828	867	709	586
Total Interest Income	78,232	73,942	73,209	67,763	69,330

Interest on deposits	767	711	849	980	1,065
Interest on time certificates	468	494	583	524	1,187
Interest on borrowed money	475	448	453	457	468
Total Interest Expense	1,710	1,653	1,885	1,961	2,720

Net Interest Income	76,522	72,289	71,324	65,802	66,610
Provision for credit losses	6,556	(3,942)	5,091	(4,855)	(5,715)
Net Interest Income After Provision for Credit Losses	69,966	76,231	66,233	70,657	72,325

Noninterest income:
Service charges on deposit accounts	2,801	2,606	2,495	2,338	2,338
Interchange income	4,128	4,135	4,131	4,145	3,820
Wealth management income	2,659	2,356	2,562	2,387	2,323
Mortgage banking fees	1,686	2,030	2,550	2,977	4,225
Marine finance fees	191	147	152	177	189
SBA gains	156	200	812	232	287
BOLI income	1,334	1,295	1,128	872	859
Other	2,870	6,316	5,228	2,249	3,744
	15,825	19,085	19,058	15,377	17,785
Securities losses, net	(452)	(379)	(30)	(55)	(114)
Total Noninterest Income	15,373	18,706	19,028	15,322	17,671

Noninterest expenses:
Salaries and wages	28,219	25,005	27,919	22,966	21,393
Employee benefits	5,501	4,763	4,177	3,953	4,980
Outsourced data processing costs	6,156	5,165	5,610	4,676	4,468
Telephone / data lines	733	790	810	838	785
Occupancy	3,986	3,500	3,541	3,310	3,789
Furniture and equipment	1,426	1,403	1,567	1,166	1,254
Marketing	1,171	1,060	1,353	1,002	1,168
Legal and professional fees	4,789	2,461	4,151	2,182	2,582
FDIC assessments	789	713	651	515	526
Amortization of intangibles	1,446	1,304	1,306	1,212	1,211
Foreclosed property expense and net (gain) loss on sale	(164)	(175)	66	(90)	(65)
Provision for credit losses on unfunded commitments	142	—	133	—	—
Other	4,723	4,274	3,984	4,054	4,029
Total Noninterest Expense	58,917	50,263	55,268	45,784	46,120

Income Before Income Taxes	26,422	44,674	29,993	40,195	43,876
Income taxes	5,834	8,344	7,049	8,785	10,157

Net Income	$20,588	$36,330	$22,944	$31,410	$33,719

Per share of common stock:

Net income diluted	$0.33	$0.62	$0.40	$0.56	$0.60
Net income basic	0.34	0.62	0.40	0.57	0.61
Cash dividends declared	0.13	0.13	0.13	0.13	—

Average diluted shares outstanding	61,704	59,016	57,645	55,901	55,992
Average basic shares outstanding	61,127	58,462	57,148	55,421	55,271

CONDENSED CONSOLIDATED BALANCE SHEETS			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	March 31,	December 31,	September 30,	June 30,	March 31,
(Amounts in thousands)	2022	2021	2021	2021	2021

Assets
Cash and due from banks	$351,128	$238,750	$199,460	$97,468	$89,123
Interest bearing deposits with other banks	871,387	498,979	1,028,235	1,351,377	890,202
Total Cash and Cash Equivalents	1,222,515	737,729	1,227,695	1,448,845	979,325

Time deposits with other banks	5,975	—	750	750	750

Debt Securities:
Available for sale (at fair value)	1,706,619	1,644,319	1,546,155	1,322,776	1,051,396
Held to maturity (at amortized cost)	747,004	638,640	526,502	493,467	512,307
Total Debt Securities	2,453,623	2,282,959	2,072,657	1,816,243	1,563,703

Loans held for sale	20,615	31,791	49,597	42,793	60,924

Loans	6,451,217	5,925,029	5,905,884	5,437,049	5,661,492
Less: Allowance for credit losses	(89,838)	(83,315)	(87,823)	(81,127)	(86,643)
Net Loans	6,361,379	5,841,714	5,818,061	5,355,922	5,574,849

Bank premises and equipment, net	74,617	72,404	71,250	69,392	70,385
Other real estate owned	11,567	13,618	13,628	12,804	15,549
Goodwill	286,606	252,154	252,154	221,176	221,176
Other intangible assets, net	21,549	14,845	16,153	14,106	15,382
Bank owned life insurance	206,375	205,041	193,747	158,506	132,634
Net deferred tax assets	47,222	27,321	24,187	21,839	24,497
Other assets	192,774	201,857	153,619	154,457	152,646
Total Assets	$10,904,817	$9,681,433	$9,893,498	$9,316,833	$8,811,820

Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest demand	$3,522,700	$3,075,534	$3,086,466	$2,952,160	$2,685,247
Interest-bearing demand	2,253,562	1,890,212	1,845,165	1,763,884	1,647,935
Savings	937,839	895,019	834,309	811,516	768,362
Money market	1,999,027	1,651,881	1,951,639	1,807,190	1,671,179
Other time certificates	397,491	404,601	437,973	335,370	373,297
Brokered time certificates	—	—	20,000	20,000	93,500
Time certificates of more than $250,000	133,149	150,342	158,620	146,316	146,229
Total Deposits	9,243,768	8,067,589	8,334,172	7,836,436	7,385,749

Securities sold under agreements to repurchase	120,922	121,565	105,548	119,973	109,171
Subordinated debt	71,716	71,646	71,576	71,506	71,436
Other liabilities	112,126	109,897	91,682	106,571	90,115
Total Liabilities	9,548,532	8,370,697	8,602,978	8,134,486	7,656,471

Shareholders' Equity
Common stock	6,124	5,850	5,835	5,544	5,529
Additional paid in capital	1,062,462	963,851	959,644	862,598	858,688
Retained earnings	371,192	358,598	329,918	314,584	290,420
Treasury stock	(10,459)	(10,569)	(10,146)	(10,180)	(8,693)
	1,429,319	1,317,730	1,285,251	1,172,546	1,145,944
Accumulated other comprehensive income, net	(73,034)	(6,994)	5,269	9,801	9,405
Total Shareholders' Equity	1,356,285	1,310,736	1,290,520	1,182,347	1,155,349
Total Liabilities & Shareholders' Equity	$10,904,817	$9,681,433	$9,893,498	$9,316,833	$8,811,820

Common shares outstanding	61,239	58,504	58,349	55,436	55,294

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

(Amounts in thousands)	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21

Credit Analysis
Net charge-offs - non-acquired loans	$72	$541	$198	$214	$292
Net charge-offs - acquired loans	7	29	1,234	441	78
Total Net Charge-offs	79	570	1,432	655	370

Net charge-offs to average loans - non-acquired loans	—%	0.04%	0.01%	0.02%	0.02%
Net charge-offs to average loans - acquired loans	—	—	0.09	0.03	0.01
Total Net Charge-offs to Average Loans	—	0.04	0.10	0.05	0.03

Allowance for credit losses - non-acquired loans	$67,261	$64,710	$64,740	$64,525	$66,523
Allowance for credit losses - acquired loans	22,577	18,605	23,083	16,602	20,120
Total Allowance for Credit Losses	$89,838	$83,315	$87,823	$81,127	$86,643

Non-acquired loans at end of period	$5,169,973	$4,860,171	$4,608,801	$4,290,622	$4,208,911
Acquired loans at end of period	1,241,988	973,751	1,106,481	782,315	870,928
Paycheck Protection Program loans at end of period	39,256	91,107	190,602	364,112	581,653
Total Loans	$6,451,217	$5,925,029	$5,905,884	$5,437,049	$5,661,492

Non-acquired loans allowance for credit losses to non-acquired loans at end of period	1.30%	1.33%	1.40%	1.50%	1.58%
Total allowance for credit losses to total loans at end of period	1.39	1.41	1.49	1.49	1.53
Total allowance for credit losses to total loans, excluding PPP loans	1.40	1.43	1.54	1.60	1.71
Purchase discount on acquired loans at end of period	1.89	2.27	2.27	2.98	2.93

End of Period
Nonperforming loans	$26,209	$30,598	$32,612	$32,920	$35,328
Other real estate owned	9,256	12,223	11,843	11,019	10,836
Properties previously used in bank operations included in other real estate owned	2,310	1,395	1,785	1,785	4,713
Total Nonperforming Assets	$37,775	$44,216	$46,240	$45,724	$50,877

Accruing troubled debt restructures (TDRs)	$4,454	$3,917	$4,047	$4,037	$4,067

Nonperforming Loans to Loans at End of Period	0.41%	0.52%	0.55%	0.61%	0.62%
Nonperforming Assets to Total Assets at End of Period	0.35	0.46	0.47	0.49	0.58

	March 31,	December 31,	September 30,	June 30,	March 31,
Loans	2022	2021	2021	2021	2021

Construction and land development	$259,421	$230,824	$227,459	$234,347	$227,117
Commercial real estate - owner occupied	1,284,515	1,197,774	1,201,336	1,127,640	1,133,085
Commercial real estate - non-owner occupied	1,966,150	1,736,439	1,673,587	1,412,439	1,438,365
Residential real estate	1,599,645	1,425,354	1,467,329	1,226,536	1,246,549
Commercial and financial	1,132,506	1,069,356	982,552	900,206	860,813
Consumer	169,724	174,175	163,019	171,769	173,910
Paycheck Protection Program	39,256	91,107	190,602	364,112	581,653
Total Loans	$6,451,217	$5,925,029	$5,905,884	$5,437,049	$5,661,492

AVERAGE BALANCES, INTEREST INCOME AND EXPENSES, YIELDS AND RATES [1]					(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	1Q'22			4Q'21			1Q'21
	Average		Yield/	Average		Yield/	Average		Yield/
(Amounts in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Earning assets:
Securities:
Taxable	$2,406,399	$10,041	1.67%	$2,198,517	$8,574	1.56%	$1,550,457	$6,298	1.62%
Nontaxable	24,042	177	2.94	24,664	176	2.85	25,932	187	2.89
Total Securities	2,430,441	10,218	1.68	2,223,181	8,750	1.57	1,576,389	6,485	1.65

Federal funds sold	738,588	350	0.19	878,875	337	0.15	293,506	74	0.10
Other investments	44,999	583	5.25	34,992	491	5.57	83,838	512	2.48

Loans excluding PPP loans	6,276,964	65,675	4.24	5,804,149	61,135	4.18	5,149,642	55,504	4.37
PPP loans	61,923	1,523	9.98	136,942	3,352	9.71	609,733	6,886	4.58
Total Loans	6,338,887	67,198	4.30	5,941,091	64,487	4.31	5,759,375	62,390	4.39

Total Earning Assets	9,552,915	78,349	3.33	9,078,139	74,065	3.24	7,713,108	69,461	3.65

Allowance for credit losses	(87,467)			(88,484)			(91,735)
Cash and due from banks	365,835			359,287			255,685
Premises and equipment	75,876			72,148			74,272
Intangible assets	304,321			267,692			237,323
Bank owned life insurance	205,500			195,169			132,079
Other assets	211,536			177,431			164,622

Total Assets	$10,628,516			$10,061,382			$8,485,354

Liabilities and Shareholders' Equity
Interest-bearing liabilities:
Interest-bearing demand	$2,097,383	$190	0.04%	$1,960,083	$183	0.04%	$1,600,490	$258	0.07%
Savings	925,348	65	0.03	866,257	63	0.03	722,274	137	0.08
Money market	1,976,660	512	0.11	1,851,275	465	0.10	1,609,938	670	0.17
Time deposits	560,681	468	0.34	595,230	494	0.33	711,320	1,187	0.68
Securities sold under agreements to repurchase	118,146	39	0.13	106,691	30	0.11	112,834	41	0.15
Other borrowings	71,670	436	2.47	71,600	418	2.32	71,390	427	2.43

Total Interest-Bearing Liabilities	5,749,888	1,710	0.12	5,451,136	1,653	0.12	4,828,246	2,720	0.23

Noninterest demand	3,336,121			3,179,798			2,432,038
Other liabilities	141,972			126,762			88,654
Total Liabilities	9,227,981			8,757,696			7,348,938

Shareholders' equity	1,400,535			1,303,686			1,136,416

Total Liabilities & Equity	$10,628,516			$10,061,382			$8,485,354

Cost of deposits			0.06%			0.06%			0.13%
Interest expense as a % of earning assets			0.07%			0.07%			0.14%
Net interest income as a % of earning assets		$76,639	3.25%		$72,412	3.16%		$66,741	3.51%

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.
Fees on loans have been included in interest on loans. Nonaccrual loans are included in loan balances.

CONSOLIDATED QUARTERLY FINANCIAL DATA			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	March 31,	December 31,	September 30,	June 30,	March 31,
(Amounts in thousands)	2022	2021	2021	2021	2021

Customer Relationship Funding
Noninterest demand
Commercial	$2,939,595	$2,477,111	$2,535,922	$2,431,928	$2,189,564
Retail	458,809	458,626	416,779	401,988	379,257
Public funds	86,419	107,523	84,337	88,057	83,315
Other	37,877	32,274	49,428	30,187	33,111
Total Noninterest Demand	3,522,700	3,075,534	3,086,466	2,952,160	2,685,247

Interest-bearing demand
Commercial	610,109	497,466	554,366	545,797	497,047
Retail	1,392,490	1,144,635	1,069,668	958,619	895,853
Public funds	250,963	248,111	221,131	259,468	255,035
Total Interest-Bearing Demand	2,253,562	1,890,212	1,845,165	1,763,884	1,647,935

Total transaction accounts
Commercial	3,549,704	2,974,577	3,090,288	2,977,725	2,686,611
Retail	1,851,299	1,603,261	1,486,447	1,360,607	1,275,110
Public funds	337,382	355,634	305,468	347,525	338,350
Other	37,877	32,274	49,428	30,187	33,111
Total Transaction Accounts	5,776,262	4,965,746	4,931,631	4,716,044	4,333,182

Savings	937,839	895,019	834,309	811,516	768,362

Money market
Commercial	856,117	732,639	827,901	787,894	692,537
Retail	931,702	840,054	834,628	737,554	701,453
Brokered	126,168	8,007	196,548	187,023	197,389
Public funds	85,040	71,181	92,562	94,719	79,800
Total Money Market	1,999,027	1,651,881	1,951,639	1,807,190	1,671,179

Brokered time certificates	—	—	20,000	20,000	93,500
Other time certificates	530,640	554,943	596,593	481,686	519,526
	530,640	554,943	616,593	501,686	613,026
Total Deposits	$9,243,768	$8,067,589	$8,334,172	$7,836,436	$7,385,749

Customer sweep accounts	$120,922	$121,565	$105,548	$119,973	$109,171

Explanation of Certain Unaudited Non-GAAP Financial Measures
This presentation contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance and if not provided would be requested by the investor community. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might define or calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends

(Amounts in thousands, except per share data)	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21

Net Income	$20,588	$36,330	$22,944	$31,410	$33,719

Total noninterest income	15,373	18,706	19,028	15,322	17,671
Securities losses (gains), net	452	379	30	55	114
Gain on sale of domain name (included in other income)	—	(755)	—	—	—
Total Adjustments to Noninterest Income	452	(376)	30	55	114
Total Adjusted Noninterest Income	15,825	18,330	19,058	15,377	17,785

Total noninterest expense	58,917	50,263	55,268	45,784	46,120
Merger related charges	(6,692)	(482)	(6,281)	(509)	(581)
Amortization of intangibles	(1,446)	(1,304)	(1,306)	(1,212)	(1,211)
Branch reductions and other expense initiatives	(74)	(168)	(870)	(663)	(449)
Total Adjustments to Noninterest Expense	(8,212)	(1,954)	(8,457)	(2,384)	(2,241)
Total Adjusted Noninterest Expense	50,705	48,309	46,811	43,400	43,879

Income Taxes	5,834	8,344	7,049	8,785	10,157
Tax effect of adjustments	2,196	280	2,081	598	577
Effect of change in corporate tax rate on deferred tax assets	—	774	—	—	—
Total Adjustments to Income Taxes	2,196	1,054	2,081	598	577
Adjusted Income Taxes	8,030	9,398	9,130	9,383	10,734
Adjusted Net Income	$27,056	$36,854	$29,350	$33,251	$35,497

Earnings per diluted share, as reported	$0.33	$0.62	$0.40	$0.56	$0.60
Adjusted Earnings per Diluted Share	0.44	0.62	0.51	0.59	0.63
Average diluted shares outstanding	61,704	59,016	57,645	55,901	55,992

Adjusted Noninterest Expense	$50,705	$48,309	$46,811	$43,400	$43,879
Provision for credit losses on unfunded commitments	(142)	—	(133)	—	—
Foreclosed property expense and net gain / (loss) on sale	164	175	(66)	90	65
Net Adjusted Noninterest Expense	$50,727	$48,484	$46,612	$43,490	$43,944

Revenue	$91,895	$90,995	$90,352	$81,124	$84,281
Total Adjustments to Revenue	452	(376)	30	55	114
Impact of FTE adjustment	117	123	131	131	131
Adjusted Revenue on a fully taxable equivalent basis	$92,464	$90,742	$90,513	$81,310	$84,526
Adjusted Efficiency Ratio	54.86%	53.43%	51.50%	53.49%	51.99%

Net Interest Income	$76,522	$72,289	$71,324	$65,802	$66,610
Impact of FTE adjustment	117	123	131	131	131
Net Interest Income including FTE adjustment	$76,639	$72,412	$71,455	$65,933	$66,741
Total noninterest income	15,373	18,706	19,028	15,322	17,671
Total noninterest expense	58,917	50,263	55,268	45,784	46,120
Pre-Tax Pre-Provision Earnings	$33,095	$40,855	$35,215	$35,471	$38,292
Total Adjustments to Noninterest Income	452	(376)	30	55	114
Total Adjustments to Noninterest Expense	(8,190)	(1,779)	(8,656)	(2,294)	(2,176)
Adjusted Pre-Tax Pre-Provision Earnings	$41,737	$42,258	$43,901	$37,820	$40,582

Average Assets	$10,628,516	$10,061,382	$9,753,734	$9,025,846	$8,485,354
Less average goodwill and intangible assets	(304,321)	(267,692)	(254,980)	(235,964)	(237,323)
Average Tangible Assets	$10,324,195	$9,793,690	$9,498,754	$8,789,882	$8,248,031

Return on Average Assets (ROA)	0.79%	1.43%	0.93%	1.40%	1.61%
Impact of removing average intangible assets and related amortization	0.06	0.08	0.07	0.08	0.09
Return on Average Tangible Assets (ROTA)	0.85	1.51	1.00	1.48	1.70
Impact of other adjustments for Adjusted Net Income	0.21	(0.02)	0.23	0.04	0.05
Adjusted Return on Average Tangible Assets	1.06	1.49	1.23	1.52	1.75

GAAP TO NON-GAAP RECONCILIATION			(Unaudited)
SEACOAST BANKING CORPORATION OF FLORIDA AND SUBSIDIARIES

	Quarterly Trends

(Amounts in thousands, except per share data)	1Q'22	4Q'21	3Q'21	2Q'21	1Q'21

Average Shareholders' Equity	$1,400,535	$1,303,686	$1,248,547	$1,170,395	$1,136,416
Less average goodwill and intangible assets	(304,321)	(267,692)	(254,980)	(235,964)	(237,323)
Average Tangible Equity	$1,096,214	$1,035,994	$993,567	$934,431	$899,093

Return on Average Shareholders' Equity	5.96%	11.06%	7.29%	10.76%	12.03%
Impact of removing average intangible assets and related amortization	2.06	3.23	2.27	3.12	3.59
Return on Average Tangible Common Equity (ROTCE)	8.02	14.29	9.56	13.88	15.62
Impact of other adjustments for Adjusted Net Income	1.99	(0.18)	2.16	0.39	0.39
Adjusted Return on Average Tangible Common Equity	10.01	14.11	11.72	14.27	16.01

Loan interest income[1]	$67,198	$64,487	$64,517	$60,440	$62,390
Accretion on acquired loans	(3,717)	(3,520)	(3,483)	(2,886)	(2,868)
Interest and fees on PPP loans	(1,523)	(3,352)	(5,917)	(5,127)	(6,886)
Loan interest income excluding PPP and accretion on acquired loans	$61,958	$57,615	$55,117	$52,427	$52,636

Yield on loans[1]	4.30	4.31	4.49	4.33	4.39
Impact of accretion on acquired loans	(0.24)	(0.24)	(0.24)	(0.21)	(0.20)
Impact of PPP loans	(0.06)	(0.13)	(0.22)	0.01	(0.04)
Yield on loans excluding PPP and accretion on acquired loans	4.00%	3.94%	4.03%	4.13%	4.15%

Net Interest Income[1]	$76,639	$72,412	$71,455	$65,933	$66,741
Accretion on acquired loans	(3,717)	(3,520)	(3,483)	(2,886)	(2,868)
Interest and fees on PPP loans	(1,523)	(3,352)	(5,917)	(5,127)	(6,886)
Net interest income excluding PPP and accretion on acquired loans	$71,399	$65,540	$62,055	$57,920	$56,987

Net Interest Margin	3.25	3.16	3.22	3.23	3.51
Impact of accretion on acquired loans	(0.15)	(0.15)	(0.15)	(0.14)	(0.15)
Impact of PPP loans	(0.05)	(0.10)	(0.18)	(0.06)	(0.11)
Net interest margin excluding PPP and accretion on acquired loans	3.05%	2.91%	2.89%	3.03%	3.25%

Security interest income[1]	$10,218	$8,750	$7,956	$6,745	$6,485
Tax equivalent adjustment on securities	(37)	(37)	(38)	(39)	(39)
Security interest income excluding tax equivalent adjustment	$10,181	$8,713	$7,918	$6,706	$6,446

Loan interest income[1]	$67,198	$64,487	$64,517	$60,440	$62,390
Tax equivalent adjustment on loans	(80)	(86)	(93)	(92)	(92)
Loan interest income excluding tax equivalent adjustment	$67,118	$64,401	$64,424	$60,348	$62,298

Net Interest Income[1]	$76,639	$72,412	$71,455	$65,933	$66,741
Tax equivalent adjustment on securities	(37)	(37)	(38)	(39)	(39)
Tax equivalent adjustment on loans	(80)	(86)	(93)	(92)	(92)
Net interest income excluding tax equivalent adjustment	$76,522	$72,289	$71,324	$65,802	$66,610

1On a fully taxable equivalent basis. All yields and rates have been computed using amortized cost.